Exhibit 99.2

Transworld Entertainment
Moderator: Rich Tauberman
11/19/2009 - 10:00 AM ET

Transworld Entertainment

Moderator: Rich Tauberman
November 19, 2009
10:00 AM ET

Operator:	Good day, ladies and gentlemen, and welcome to Transworld Entertainment Third Quarter 2009 Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. If anyone should require operator assistance during the conference call, please press star then zero on your touchtone telephone As a reminder, this conference call may be recorded. I would now like to hand the conference over to your host, Mr. Bob Higgins, Chairman and Chief Executive Officer of Transworld. Sir, you may begin.

Bob Higgins:

Thank you, Sayed. Good morning. On the call with me today are Jim Litwak, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our third quarter results. We'll take questions following our comments.

Our comp store sales decreased 9%. Total sales in the third quarter decreased 17% to $161 million. Our net loss for the third quarter was $22 million or $0.71 per share compared to $28 million last year or $0.91 per share. Jim will now take you through the sales highlights for the quarter. Jim?

Jim Litwak:	Thank you, Bob. Good morning As Bob mentioned, overall Q3 comp sales declined 9%. Despite our overall comp decline, our three major categories outperformed the industry. Based on the strength of our catalog business, market share in the music category improved versus last year's third quarter as industry wide sales declined 17% compared to a 10% comp decline in our stores.

New releases in the quarter were down 25%. Music represents 37% of our business. A weak new release schedule drove video sales down 7% on a comparable basis compared to a 17% decline for the industry. Strong promotion and better depth in catalog helped counter a 17% decline in new releases. Video represents 41% of our business, the same as last year.

Comparable store sales in our video game category decreased 5% and represented 8% of our business, also the same as last year. For the quarter, the industry was down 11%. Comparable store sales for electronics, accessories, and trend decreased 14% on a combined basis and represented 13% of our business versus 14% last year. John will now take you through the financial results for our third quarter.

Transworld Entertainment
Moderator: Rich Tauberman
11/19/2009 - 10:00 AM ET

John Sullivan:	Thank you, Jim. Good morning. Our net loss for the quarter improved $6.1 million to $22.3 million from last year's net loss of $28.4 million. The loss per share was $0.71 compared to $0.91 per share last year. Our gross margin rate for the quarter increased to 33.9% from 33.5% last year, a 40 basis point improvement. SG&A expenses were $72.2 million, a reduction of 17%, in line with the sales decline.

EBITDA was a loss of $17.6 million in the quarter versus $21.8 million last year, an improvement of $4.2 million. Net interest expense was $600,000 in the quarter, versus $1.1 million last year. The decrease is due to lower borrowings and lower interest rates on our line of credit.

We ended the quarter with borrowings under our line of credit of $55.5 million, compared to $62.1 million last year, a reduction of $6.6 million. Year over year we have lowered our inventory investment by $100 million. Our quarter end inventory position was $369 million versus last year's $469 million. On a square foot basis, this was $83 a foot versus $95 a foot last year.

We continue to focus on managing our working capital needs in relation to the business trends and continue to maintain a strong financial position. During the quarter we opened two stores and closed nine stores. We ended the quarter with 690 stores in operation and square feet totaling 4.5 million versus last year's 786 stores and square feet totaling 4.9 million.

We are planning to close 125 underperforming stores before our fiscal year end, finishing the year with 565 stores in operation. I'll now turn it back to Bob to complete our market comments.

Bob Higgins:	Thank you, John. We are well positioned for the all-important holiday season. The lineup of new releases in music and DVD is stronger this year than last. We have created a stronger value statement to our customers to drive additional traffic across the lease line and improve conversion. In this challenging time, we are effectively managing our working capital as evidenced by our inventory position at the end of the third quarter and our lower borrowings under our credit facility. Despite the sales decline during the third quarter, we were able to reduce our EBITDA loss versus last year through improved gross margin and control of expenses. Our balance sheet remains strong and availability under our credit facility at the end of the third quarter was over $90 million. Sayed, I'd now like to open up the call for any questions anyone has.

Operator:	Thank you, Sir. Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone. If your question has been answered and you wish to remove yourself from the queue, please press the pound key. Again, if you have a question at this time, please press star then one.

I'm showing no one in queue at this time, Sir.

Bob Higgins:	Okay, Sayed. I'd like to thank everyone for your time today and we look forward to talking to you the first part of January with our sales results for the nine week holiday selling season. Thank you very much.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This concludes our program for today. You may all disconnect. Have a wonderful day.